                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement

/ /  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     BLOCKBUSTER ENTERTAINMENT CORPORATION
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                     BLOCKBUSTER ENTERTAINMENT CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                           BLOCKBUSTER ENTERTAINMENT
                                  CORPORATION

             One Blockbuster Plaza, Fort Lauderdale, Florida 33301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 1994

     You are cordially invited to attend the annual meeting of stockholders of Blockbuster Entertainment Corporation (the "Company"), which will be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida 33312, on May 24, 1994 at 10:00 a.m., Eastern Time, for the following purposes:

     Proposal 1. To elect directors.

     Proposal 2. To consider and vote upon an amendment to the Company's Certificate of Incorporation, as amended, which would increase the authorized shares of common stock of the Company from 300,000,000 shares to 800,000,000 shares.

     Proposal 3. To consider and vote upon a proposal to adopt the Company's 1994 Stock Option Plan. A copy of the plan is included as Annex A to the proxy statement.

     Proposal 4. To transact such other business as may properly come before the annual meeting.

     Only stockholders of record at the close of business on April 5, 1994 are entitled to vote at the annual meeting or any postponements or adjournments thereof. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, One Blockbuster Plaza, Fort Lauderdale, Florida, for a period of ten days prior to the annual meeting.

     It is important that your shares be represented at the annual meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                                                    THOMAS W. HAWKINS
                                                  Senior Vice President,
                                              General Counsel and Secretary

Fort Lauderdale, Florida
April   , 1994

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                   PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                           BLOCKBUSTER ENTERTAINMENT
                                  CORPORATION

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 24, 1994

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Blockbuster Entertainment Corporation (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida 33312 at 10:00 a.m., Eastern Time, on May 24, 1994, and at any postponement or adjournment thereof. Proxies properly executed and returned in a timely manner will be voted at the annual meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

     ON JANUARY 7, 1994, THE COMPANY ENTERED INTO AN AGREEMENT AND PLAN OF MERGER WITH VIACOM INC. ("VIACOM") RELATING TO A PROPOSED BUSINESS COMBINATION (THE "MERGER") BETWEEN THE COMPANY AND VIACOM. THIS PROXY STATEMENT DOES NOT RELATE TO THE PROPOSED MERGER. A SEPARATE JOINT PROXY STATEMENT/PROSPECTUS OF VIACOM AND THE COMPANY RELATING TO THE MERGER WILL BE SENT TO THE COMPANY'S STOCKHOLDERS.

     The Company's executive offices are located at One Blockbuster Plaza, Fort Lauderdale, Florida 33301 (telephone 305/832-3000). Proxy materials will be
mailed to stockholders beginning on or about April   , 1994.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 5, 1994, are entitled to vote at the annual meeting. The only voting stock of the Company outstanding is its Common Stock, $.10 par value per share (the "Common Stock"),
of which        shares were outstanding of record as of the close of business on
April 5, 1994. Each share of Common Stock issued and outstanding is entitled to one vote.

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter, and directions to "withhold authority" to vote for directors, will not be considered non-voted shares.) Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon is required to adopt the Company's 1994 Stock Option Plan (the "Plan Proposal"). The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote thereon is required to adopt the amendment to the Company's Certificate of Incorporation (the "Certificate Amendment"). Abstentions will have the same effect as a vote against the Plan Proposal or the Certificate Amendment, as the case may be, and shares of Common Stock with respect to which no vote is cast, including broker non-votes, will not be counted.

                INFORMATION WITH RESPECT TO CERTAIN STOCKHOLDERS

     As of March 18, 1994, no one is known to own beneficially more than five percent of the outstanding Common Stock, except:

NAME AND ADDRESS OF                                                             SHARES OF
 BENEFICIAL OWNER                                                              COMMON STOCK   PERCENT
- -------------------                                                            ------------   -------
Philips Electronics N.V......................................................   18,895,211       7.1%(a)
  Postbust 218
  5600 MD
  Eindhoven, The Netherlands
H. Wayne Huizenga............................................................   16,254,938       6.4%(b)
  One Blockbuster Plaza
  Ft. Lauderdale, FL 33301
Viacom Inc...................................................................   55,889,938      22.4%(c)
  200 Elm Street
  Dedham, Massachusetts 02026

- ---------------
(a) Includes 1,650,000 shares of Common Stock underlying warrants. The information regarding Philips Electronics N.V.'s ("Phillips") ownership of Common Stock is based upon information disclosed by Philips in its Statement on Schedule 13D, as amended, relating to its ownership of Common Stock.
(b) Includes 5,349,053 shares of Common Stock underlying options and warrants. Also includes 300,000 shares of Common Stock owned by certain grantor trusts of which Mr. Huizenga is the trustee and sole beneficiary.
(c) Represents shares of Common Stock currently subject to an Amended and Restated Stockholders Stock Option Agreement dated as of January 7, 1994 and shares currently subject to an Amended and Restated Proxy Agreement dated as of January 7, 1994, including 10,905,885 shares of Common Stock owned by Mr. Huizenga and 17,245,211 shares of Common Stock owned by Philips. Viacom has limited voting power only with respect to the shares of Common Stock subject to the Amended and Restated Proxy Agreement, and does not have dispositive power with respect to such shares. Shares of Common Stock subject to the Amended and Restated Stockholders Stock Option Agreement may be acquired by Viacom only under certain limited circumstances.

                             ELECTION OF DIRECTORS

     By resolution of the Board in February 1994, the number of directors constituting the Board was set at seven directors. Proxies may not be voted for a greater number of persons than the seven nominees named herein.

     The persons named below have been designated by the Board as nominees for election as directors, for a term expiring at the earlier to occur of the annual meeting of stockholders in 1995 or the consummation of the proposed Merger of the Company with Viacom. All nominees are currently serving as directors.

     H. Wayne Huizenga, age 56, became a director of the Company in February 1987, was elected as Chairman of the Board, Chief Executive Officer and President of the Company in April 1987 and is Chairman of the Executive Committee. Mr. Huizenga served as President of the Company until June 1988. He is a co-founder of Waste Management, Inc. (now known as WMX Technologies, Inc. ("WMX")), a waste disposal and collection company, where he served in various capacities, including President, Chief Operating Officer and a director, until May 1984. From May 1984 to present, Mr. Huizenga has been an investor in other businesses and is the sole stockholder and Chairman of the Board of Huizenga Holdings, Inc. ("Holdings"), a holding and management company with various business interests. In connection with these business interests, Mr. Huizenga has been actively involved in strategic planning for, and executive management of, these businesses. He also has a majority ownership interest in Florida Marlins Baseball, Ltd. (the "Florida Marlins"), a Major League Baseball sports franchise, owns the Florida Panthers Hockey Club, Ltd. (the "Florida Panthers"), a National Hockey League sports franchise, a limited partnership interest in Miami

Dolphins, Ltd. (the "Miami Dolphins"), a National Football League sports franchise, and an ownership interest in Robbie Stadium Corporation and certain affiliated entities (collectively, the "Stadium Companies"), which own and operate Joe Robbie Stadium in South Florida. Mr. Huizenga has entered into an agreement to purchase the remaining ownership interest in the Miami Dolphins. Mr. Huizenga is Chairman of the Board of Directors of Spelling Entertainment Group Inc. ("Spelling"). Mr. Huizenga is also a member of the Boards of Directors of Republic Pictures Corporation ("Republic Pictures"), Discovery Zone, Inc. ("Discovery Zone"), Viacom, Viacom International Inc. and Paramount Communications, Inc.

     Steven R. Berrard, age 39, joined the Company in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of the Company in May 1989. Mr. Berrard became Vice Chairman of the Board in November 1989 and President and Chief Operating Officer in January 1993. He served as Treasurer of the Company from June 1987 until February 1989, as Senior Vice President of the Company from June 1987 until November 1989 and as Chief Financial Officer of the Company from June 1987 to June 1992. Mr. Berrard is President, Chief Executive Officer and a director of Spelling. Mr. Berrard is also a member of the Boards of Directors of Republic Pictures. He is also a limited partner of the Florida Marlins. Prior to his tenure with the Company, Mr. Berrard served as President of Holdings, which was known prior to June 1988 as Waco Services, Inc. From January 1983 to April 1985, Mr. Berrard served in various positions with Waco Leasing Company and Port-O-Let International, Inc., including President, Chief Financial Officer, Treasurer and Secretary. Prior to January 1983, Mr. Berrard was employed by Coopers & Lybrand, an international public accounting firm, for over five years.

     George D. Johnson, Jr., age 51, became a director and President -- Consumer Division of Blockbuster in August 1993. From 1987 until August 1993, Mr. Johnson was managing general partner of WJB Video Limited Partnership ("WJB"), which prior to its consolidation with the Company in August 1993 was the Company's largest franchise owner. From 1967 through 1987, Mr. Johnson served as counsel to the law firm of Johnson, Smith, Hibbard & Wildman in Spartanburg, South Carolina. Mr. Johnson is a member of the Board of Directors of Duke Power Company.

     A. Clinton Allen, III, age 50, became a director of the Company in July 1986 and is Chairman of the Compensation Committee. Since October 1988, Mr. Allen has served as Chairman and Chief Executive Officer of A.C. Allen & Company, a financial services consulting firm. He also is a director and Vice Chairman of both Psychemedics Corporation ("Psychemedics") and the DeWolfe Companies, Inc. He is also a director of the Forschner Group. Prior to October 1988, Mr. Allen was Executive Vice President of Advest Group, Inc., an investment banking firm. Mr. Allen was Chairman and Chief Executive Officer of Burgess and Leith, a New York Stock Exchange member firm from 1984 through 1986.

     John W. Croghan, age 63, became a director of the Company in July 1987 and is Chairman of the Audit and Finance Committee. He is also a director of Lindsay Manufacturing Company, St. Paul Bancorp, Inc. and the Morgan Stanley Emerging Markets Fund. Mr. Croghan is and has been for more than the past five years the Chairman of Lincoln Capital Management Company, an investment advisory firm.

     Donald F. Flynn, age 54, became a director of the Company in February 1987 and is Chairman of the Nominating Committee. He is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a business consulting and venture capital company, and since July 1992 has been Chairman and Chief Executive Officer of Discovery Zone, a franchisor and operator of fun and fitness centers for children. Mr. Flynn also currently serves as a director of WMX, Chemical Waste Management, Inc., Waste Management International, plc, Wheelabrator Technologies, Inc. and Psychemedics. From 1972 to 1990, Mr. Flynn served in various positions with WMX, including Senior Vice President and Chief Financial Officer.

     John J. Melk, age 57, was re-elected a director of the Company in May 1993. Since 1988, Mr. Melk has been Chairman and Chief Executive Officer of H2O Plus, Inc. ("H2O Plus") which develops and manufactures health and beauty aid products. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with WMX and its subsidiaries, including President of Waste Management International, plc. Mr. Melk also currently serves as a director of Psychemedics and Discovery Zone. From February 1987 until March 1989, Mr. Melk served as a director and Vice Chairman of the Company.

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act"), the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file such reports by these dates. Based solely on a review of the copies of forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that in 1993, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent stockholders were complied with, except that Steven R. Berrard, Vice Chairman, President and Chief Operating Officer of the Company, filed a report on Form 4 on December 9, 1993, which report reflected a correction to the number of shares of Common Stock beneficially owned by Mr. Berrard at the time he became an executive officer of the Company in June 1987, George D. Johnson, Jr., President -- Consumer Division and a director of the Company filed an amended report on Form 3 on August 31, 1993, which report reflected corrections to the number of shares of Common Stock indirectly beneficially owned and corrections to the exercise date, expiration date and exercise price of stock options held by Mr. Johnson at the time he became an executive officer and director of the Company in August 1993, and John
J. Melk, a director of the Company, filed amended reports on Form 3 on August 9, 1993, and February 9, 1994, which reports reflected corrections in the number of shares of Common Stock held by, the number of stock options that had been granted to, and the number of warrants held by, Mr. Melk as of the time he became a director of the Company in May 1993.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of March 18, 1994, as to the beneficial ownership of Common Stock by the directors, certain executive officers and by all directors and executive officers as a group:

                                                                      NUMBER OF SHARES OF
  NAME OF DIRECTOR, NOMINEE                                              COMMON STOCK
  FOR DIRECTOR OR EXECUTIVE                                              BENEFICIALLY         PERCENT OF
           OFFICER                                                        OWNED(1)(2)       COMMON STOCK(2)
- ------------------------------                                        -------------------   ---------------
H. Wayne Huizenga...................................................       16,254,938          6.4%
A. Clinton Allen, III...............................................          143,400           *
Steven R. Berrard...................................................          678,685           *
John W. Croghan.....................................................          427,504           *
Gregory K. Fairbanks................................................           63,571           *
Donald F. Flynn.....................................................        5,941,476          2.4
James L. Hilmer.....................................................           42,857           *
George D. Johnson, Jr...............................................        2,067,005           *
John J. Melk........................................................        6,915,009          2.8
Gerald W.B. Weber...................................................          162,098           *
All directors and executive officers as a group, including persons
  named above (16 persons)..........................................       32,983,166         12.9

- ---------------

  * Less than one percent.

(1) Ownership of shares for Mr. Huizenga and for all directors and executive officers as a group includes 300,000 shares owned by certain grantor trusts of which Mr. Huizenga is the trustee and sole beneficiary. Ownership of shares for Mr. Melk and for all directors and executive officers as a group includes 1,319,446 shares owned by certain partnerships and corporations of which Mr. Melk holds majority interests and directs the voting of such shares. Ownership of shares for Mr. Johnson, Mr. Flynn, Mr. Melk and Mr. Weber and for all directors and executive officers as a group does not include 35,400 shares, 2,320 shares, 163,128 shares and 540 shares not held directly by Mr. Johnson, Mr. Flynn, Mr. Melk or Mr. Weber, respectively, but held by or for the benefit of their respective spouses, as to which they have neither investment power nor voting power. Mr. Johnson, Mr. Flynn, Mr. Melk and Mr. Weber disclaim any beneficial ownership of such shares. Ownership of shares shown from

     Mr. Johnson and for all directors and executive officers as a group includes 78,881 shares held by a corporation of which Mr. Johnson owns a majority interest and 53,326 shares held by a corporation of which Mr. Johnson owns a one-third interest. Mr. Johnson disclaims any beneficial ownership as to 35,196 of the shares held by such corporation of which he owns a one-third interest.

(2) The named directors and executive officers and all directors and executive officers as a group have sole voting and investment power over shares listed except for 7,223,017 shares covered by certain warrants and stock options exercisable within 60 days of January 31, 1994. The numbers and percentages of shares owned by each director and executive officer and by all directors and executive officers as a group assume that such outstanding warrants and stock options had been exercised as follows: Mr. Huizenga -- 5,349,053; Mr. Allen -- 90,000; Mr. Berrard -- 673,715; Mr.
     Croghan -- 260,000; Mr. Fairbanks -- 63,571; Mr. Flynn -- 20,000; Mr.
     Melk -- 313,460; Mr. Weber -- 162,098; and all directors and executive officers as a group (including such individuals) -- 7,223,017. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such warrants and stock options.

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors has, pursuant to its powers, designated several committees of the Board, including an Executive Committee, Audit and Finance Committee, Compensation Committee and Nominating Committee, the functions and membership of which are described below. In 1993, the Board of Directors held an aggregate of 13 regular and special meetings including one action by unanimous written consent. Each member of the Board who is not an employee of the Company is currently paid a quarterly fee of $6,250 plus $1,250 for each meeting attended. In addition, each non-employee member of the Board who serves as the Chairman of a Board Committee is paid $625 for each meeting of such committee attended.

     The Executive Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and Delaware law. The Audit and Finance Committee is responsible for certain financial affairs of the Company and its subsidiaries, including the selection of the Company's auditors, the review of the adequacy of internal controls and reporting, and the performance of any other duties or functions deemed appropriate by the Board. The Compensation Committee is responsible for the matters discussed under the heading "Report of the Compensation Committee on Executive Compensation" set out below. The Nominating Committee's function is to identify and propose to the full Board nominees to fill vacancies on the Board as they occur. The Nominating Committee will consider persons brought to its attention by officers, directors, and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Secretary of the Company. Messrs. Huizenga, Berrard and Johnson are currently members of the Executive Committee; Messrs. Croghan, Allen, Flynn and Melk are currently members of the Audit and Finance Committee; Messrs. Allen, Croghan and Flynn are currently members of the Compensation Committee; and Messrs. Flynn, Allen, Croghan and Melk are currently members of the Nominating Committee. During 1993, the Compensation Committee met five times, the Nominating Committee met two times, the Audit and Finance Committee met one time and the Executive Committee met 21 times.

                                  COMPENSATION

SUMMARY COMPENSATION TABLE

     Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991, of those persons who were, at December 31, 1993, (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Officers"). The principal positions described with respect to the Named Officers relate to the positions held by such persons as of December 31, 1993.

                                                                                     LONG TERM
                                                    ANNUAL COMPENSATION             COMPENSATION
                                             ----------------------------------     ------------
                                                                      OTHER          SECURITIES
               NAME &                                                 ANNUAL         UNDERLYING     ALL OTHER
         PRINCIPAL POSITION           YEAR    SALARY     BONUS     COMPENSATION       OPTIONS      COMPENSATION
- ------------------------------------  ----   --------   --------   ------------     ------------   ------------
H. Wayne Huizenga                     1993   $444,231   $112,500     $     --          385,715       $     --
  Chairman of the Board and           1992    416,154    105,000           --          855,067             --
  Chief Executive Officer             1991    400,000    100,000           --          500,000             --

Steven R. Berrard                     1993    444,231    112,500           --          808,572             --
  Vice Chairman of the Board,         1992    416,154    105,000           --          605,067             --
  President and Chief Operating       1991    380,769    100,000           --          136,900             --
  Officer

Gregory K. Fairbanks                  1993    307,577     81,250       26,873(1)       111,429         41,924(2)
  Senior Vice President,              1992    178,846     75,000       31,525(1)        71,429         94,383(2)
  Treasurer and Chief                 1991         --         --           --               --             --
  Financial Officer

James L. Hilmer                       1993    297,931     93,750       25,105(1)       171,429         57,360(2)
  Senior Vice President               1992         --         --           --               --             --
  and Chief Marketing Officer         1991         --         --           --               --             --

Gerald W. B. Weber                    1993    287,500     75,000           --          152,858             --
  Senior Vice President,              1992    225,385     58,750           --           77,552             --
  Operations                          1991    182,116     58,750           --           47,488             --

- ---------------

(1) Represents amounts reimbursed for the payment of taxes incurred in connection with the payment by the Company of certain relocation-related expenses.

(2) Represents payments by the Company of certain relocation-related expenses.

STOCK OPTION GRANT TABLE

     Set forth below is information with respect to grants of stock options during the fiscal year ended December 31, 1993, to the Named Officers. Stock appreciation rights are not available under the Company's stock option plans.

                                                 INDIVIDUAL GRANTS
                               ------------------------------------------------------     POTENTIAL REALIZABLE VALUE
                                 NUMBER OF       % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                 SECURITIES       OPTIONS                                       OF STOCK PRICE
                                 UNDERLYING      GRANTED TO                                    APPRECIATION FOR
                                  OPTIONS        EMPLOYEES                                       OPTION TERM
                                 GRANTED IN      IN FISCAL     EXERCISE    EXPIRATION    ----------------------------
            NAME               FISCAL YEAR(1)       YEAR        PRICE         DATE            5%             10%
- -----------------------------  --------------    ----------    --------    ----------    ------------    ------------
H. Wayne Huizenga............      385,715           7.7%      $  17.50      2/12/03     $ 10,995,095    $ 17,507,507
Steven R. Berrard............      308,572           6.1          17.50      2/12/03        8,796,076      14,006,006
                                   500,000          10.0         24.625      7/27/03       20,055,831      31,934,931
Gregory K. Fairbanks.........      111,429           2.2          17.50      2/12/03        3,176,367       5,057,735
James L. Hilmer..............      171,429           3.4          17.50      2/12/03        4,886,712       7,781,120
Gerald W. B. Weber...........      102,858           2.0          17.50      2/12/03        2,932,044       4,668,699
                                    50,000           1.0         24.625      7/27/03        2,005,583       3,193,493

- ---------------

(1) Stock options granted to the Chairman of the Board and Chief Executive Officer vested in full immediately upon grant as provided in or contemplated by the Company's Employee Director Stock Option Plan. Stock options granted to the other Named Officers vest in equal amounts over a period of four years. All options granted under the Company's stock option plans may become immediately exercisable upon the occurrence of certain business combinations. The proposed Merger with Viacom would constitute a business combination such that all options outstanding under the Company's stock option plans would become immediately exercisable upon consummation of the Merger. The Compensation Committee of the Board of Directors may accelerate the exercisability of any option subject to such terms and conditions as the Committee deems necessary and appropriate.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

     Set forth below is certain information pertaining to stock options held by the Named Officers as of December 31, 1993.

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                   SHARES                     UNDERLYING UNEXERCISED      THE-MONEY OPTIONS AT FISCAL
                                  ACQUIRED                  OPTIONS AT FISCAL YEAR-END             YEAR-END
                                     ON          VALUE      ---------------------------   ---------------------------
                                  EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                  ---------   -----------   -----------   -------------   -----------   -------------
H. Wayne Huizenga...............   591,141    $15,000,001    4,569,641             --     $93,666,715    $        --
Steven R. Berrard...............   202,660      4,940,544      456,989      1,409,914       8,808,408     17,305,455
Gregory K. Fairbanks............        --             --       17,857        165,001         296,873      2,353,140
James L. Hilmer.................        --             --           --        171,429              --      2,250,006
Gerald W. B. Weber..............    19,246        371,087      107,905        256,357       2,278,076      3,705,648

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 31, 1993: A. Clinton Allen, III (Chairman), Donald F. Flynn and John W. Croghan. None of the members of the Compensation Committee were employees of the Company.

     Effective in April 1993, the Company entered into a stock purchase agreement with Discovery Zone and certain other parties pursuant to which the Company acquired 6,200,000 newly issued shares of the common stock of Discovery Zone and certain options to acquire additional shares of Discovery Zone's common stock. Following Discovery Zone's initial public offering of its common stock in June 1993, the Company exercised one such option and acquired an additional 953,750 shares of Discovery Zone's common stock. At December 31, 1993, the Company owned 7,153,750 shares of common stock of Discovery Zone, representing approximately 19.1% of its outstanding common stock. The Company currently operates 35 Discovery Zone facilities and has franchise rights to develop an additional 115 Discovery Zone facilities. In addition, the Company has entered into a joint venture agreement with Discovery Zone pursuant to which the joint venture has been granted the right to develop an additional 10 Discovery Zone facilities in the United Kingdom. Donald F. Flynn, a director of the Company and member of the Compensation Committee is Chairman of the Board and Chief Executive Officer of Discovery Zone. H. Wayne Huizenga, Chairman of the Board and Chief Executive

Officer of the Company, and John J. Melk, a director of the Company, are each directors of Discovery Zone. The following persons owned the following percentages of common stock in Discovery Zone at March 23, 1994, as calculated in accordance with Rule 13d-3 under the 1934 Act: John W. Croghan, a director of the Company -- less than 1%; Donald F. Flynn, a director of the Company -- 38.4; John J. Melk, a director of the Company -- 3.8%; and J. Ronald Castell, Senior Vice President of the Company -- less than 1%. Because of their positions with the Company, H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer, and Steven R. Berrard, Vice Chairman of the Board, President and Chief Operating Officer of the Company, may each be deemed to be beneficial owners of the shares of Discovery Zone's common stock owned by the Company. Mr. Huizenga and Mr. Berrard each disclaim beneficial ownership of such shares, and such shares are not reflected in the calculations presented above.

     For the fiscal year ended December 31, 1993, the Company paid approximately $1,100,000 to Psychemedics for testing services in connection with the company's drug screening policy. At December 31, 1993, Messrs. Allen, Croghan and Flynn beneficially owned 9.3%, less than 1%, and 9.5%, respectively, of the common stock of Psychemedics. In addition, as of that date, Mr. Flynn's spouse beneficially owned 3.1%, and Patricia A. Flynn, as trustee under trusts for the benefit of Mr. Flynn's children, beneficially owned 6.3% of the common stock of Psychemedics. Messrs. Allen and Flynn are directors of Psychemedics. See "Compensation -- Transactions and Other Events".

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three non-employee members of the Board. The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) setting the terms of and administering the compensation plans for officers of the Company; (iii) administering the Company's 1987, 1989, 1990 and 1994 Stock Option Plans and 1991 Employee Director Stock Option Plan; (iv) reviewing and approving pay recommendations for both executive and non-executive officers of the Company; and (v) initiating all compensation actions for the Chairman of the Board and Chief Executive Officer.

     The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its stockholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for continued growth and profitability. Compensation for each of the Company's executive officers consists of a base salary, an annual bonus and stock options. The Company does not currently provide executive officers with other long-term incentive compensation or with a defined benefit pension or defined benefit supplemental executive retirement plan. Each of the Company's employees including its executive officers is, however, permitted, when eligible, to participate in the Company's Retirement and Savings Plan by making voluntary contributions to his or her account. The Compensation Committee determines annually, based on a percentage of the Company's net income, the amount that the Company will contribute to such plan, which amount is distributed ratably to employees' individual accounts based on the employees' base salaries.

     The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock option awards. The Compensation Committee believes that providing executives with opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding managerial abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

     At the beginning of each fiscal year, the Compensation Committee reviews annual salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves, with any modifications it has deemed appropriate, such recommendations. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, with assistance from the Company's human resources staff, based on industry, peer group and national surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading the Company. Generally, such salaries are targeted to, and in 1993 corresponded to, the low end of the range of salaries paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies. In establishing such salary levels against such range, the Compensation Committee considered the competitiveness of the executives' entire compensation packages rather than limiting its determination solely to salary levels. The other companies considered in establishing base salary guidelines include the companies appearing in the Standard and Poor's Entertainment and Specialty Retail Indices, which Indices are referenced in the Stock Price Performance Graph below.

     After the end of each fiscal year, the Compensation Committee determines, based upon the recommendation of the Chief Executive Officer, the annual bonus to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. Individual performance receives the greatest consideration in determining the annual bonus to be paid while the remaining factors receive equal, though lesser, weight. The assessment of performance achievements is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus earned by the Chief Executive Officer. Generally, bonuses awarded to executives have been below levels paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

     While the Company uses formal, goal-based annual bonus plans below the executive officer level, the program used for executive officers is a discretionary bonus plan which requires the Compensation Committee to make a retrospective assessment of performance achievements during the fiscal year. The Compensation Committee has adopted this approach because the Company is organized in a manner which enables its executives not only to manage the Company's existing businesses effectively but also respond quickly to and take advantage of new opportunities. Given this organization and its resulting operating environment, the Compensation Committee believes it is more effective to assess performance achievements in the context at hand, than it would be to measure performance in a rigid manner against preset goals (which could not accurately anticipate all of the opportunities which the Company experiences in a single fiscal year). Without specific goals, executive officers must be focused on the ongoing maximization of performance achievements in all areas.

     Stock options are the predominant portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options generally are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, grants vest in equal amounts over a period of four years (although certain special types of grants may vest immediately) and, generally, executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance, without regard to the executive's stock ownership or grants made to the executive in prior years. The number of shares subject to stock option awards to the Company's executive officers is generally determined by dividing a multiple of the executive officer's base salary by the market price of the Common Stock on the date of the grant, although the Compensation Committee does from time to time award special discretionary grants. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

     The 1993 base salary of $450,000 for the Chief Executive Officer was set, effective in March 1993, by the Compensation Committee based on a survey of competitive compensation data, the Chief Executive Officer's overall compensation package and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and its businesses. The salary received by the Chief Executive Officer for the first two months of 1993 was based upon his 1992 base salary, such that the total salary received by the Chief Executive Officer in 1993 was $444,231. The salary received in 1993 represented an increase of 6.7% over salary received in 1992. A bonus of $112,500 (25% of his 1993 base salary) was awarded in 1994 to the Chief Executive Officer based on an evaluation of his performance and that of the Company during 1993, which represents the maximum annual bonus opportunity currently provided to the Chief Executive Officer. Individual performance criteria evaluated in determining the bonus included managerial effectiveness, leadership, executive development and expansion of the Company's businesses. Company performance criteria evaluated in connection with the determination of the 1993 bonus included an increase in Company revenue of 69%, an increase in net income of 64%, an increase in net income per share of 44%, an increase in shareholders' equity of 129% and an increase in cash provided by operating activities of 74% in 1993 over 1992. The Compensation Committee believes that, historically, the Chief Executive Officer's base compensation and bonus have been well below competitive market rates considering the magnitude of his responsibilities and the levels of performance achieved by the Company. In connection with each of his past evaluations, the Chief Executive Officer has requested the Compensation Committee to set his salary and bonus at the lower range of competitive compensation.

     In 1993, the Compensation Committee granted the Chief Executive Officer options to purchase 385,715 shares of the Company's common stock. The 1993 stock option award was based upon an evaluation of individual performance criteria similar to those evaluated in connection with the annual bonus, and the following Company performance results for 1992 over the prior year: an increase in Company revenue of 37%, an increase in net income of 66%, an increase of net income per share of 49%, an increase in shareholders' equity of 64% and an increase in cash provided by operating activities of 29%. The number of shares subject to the 1993 stock option award was determined by dividing a multiple of the Chief Executive Officer's base salary by the market price of the Common Stock on the date of the grant, the formula generally applied by the Compensation Committee in making 1993 stock option awards to the Company's executive officers.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code") generally limiting to $1,000,000 the deductibility of compensation (including stock-based compensation, such as stock options) paid to certain executives by public companies. The tax law change includes an exception for "performance-based" compensation, provided such compensation meets certain requirements, including outside director and stockholder approval. The proposed Company 1994 Stock Option Plan has been designed to comply with such changes to the tax law, assuming stockholder approval of such plan at the Annual Meeting. See "PROPOSAL TO APPROVE THE COMPANY'S 1994 STOCK OPTION PLAN". The Company is not currently contemplating any other actions with respect to the tax law change.

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                A. Clinton Allen, III, Chairman
                                Donald F. Flynn
                                John W. Croghan

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total return on investment (based on the change in year-end stock price from the prior year and assuming reinvestment of all dividends) assuming a $100 investment in the Common Stock of the Company, the Standard & Poor's 500 Stock Index, the Standard & Poor's Entertainment Index and the Standard & Poor's Specialty Retail Index for the five year period commencing December 31, 1988 and ended December 31, 1993.



                Blockbuster                          S&P
               Entertainment         S&P          Speciality           S&P
                Corporation          500            Retail        Entertainment
- --------------------------------------------------------------------------------
1988               100               100             100               100
1989               171               132             126               166
1990               260               128             124               155
1991               242               167             189               168
1992               379               179             253               240
1993               621               197             252               278


TRANSACTIONS AND OTHER EVENTS

     During the fiscal year ended December 31, 1993, the Company made payments to Holdings in the aggregate amount of $122,703 for the business use of certain airplanes owned by Holdings. Also during this period, the Company paid all direct costs associated with the operation of such airplanes. Holdings reimbursed the Company $635,654 for Holding's share of all costs associated with its use of the airplanes. The Company believes that the terms of its use of the airplanes were more favorable to the Company than it could have obtained from an unaffiliated party and expects to continue to use the airplanes on such terms in the future.

     In May 1992, Holdings entered a lease agreement with an indirect wholly owned subsidiary of the Company for the use of office space in One Blockbuster Plaza, the Company's principal office building. For the fiscal year ended December 31, 1993, the Company received $86,976 in payments under such lease. Such lease is for an initial term of five years and is renewable for an additional term of five years at the option of Holdings. The Company believes that the terms of its lease agreement with Holdings are as favorable to the Company as it could have obtained from an unaffiliated party.

     During the fiscal year ended December 31, 1993, the Company made payments to Suncoast Helicopters, Inc., a Florida corporation ("Suncoast"), and a subsidiary of Holdings, in the aggregate amount of $25,762 for the business use of certain helicopters owned by Suncoast. The Company believes that the terms of its use of the helicopters were as favorable to the Company as could have been obtained from an unaffiliated party and expects to continue to use the helicopters on such terms in the future.

     During the fiscal year ended December 31, 1993, the Company paid BRWC, Inc., a Florida corporation ("Blue Ribbon") an aggregate of [$19,699] for the purchase of bottled water and the rental of water coolers for the Company's offices in Fort Lauderdale, Florida. Blue Ribbon is owned by H. Wayne Huizenga. The Company believes that the terms of its agreement with Blue Ribbon with respect to the purchase of bottled water and rental of water coolers are as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to conduct business with Blue Ribbon upon similar terms in the future.

     Since June 1990, Mr. Huizenga has owned an equity interest in the Stadium Companies. During the fiscal year ended December 31, 1993, the Company made payments in the aggregate amount of $110,602 to the Stadium Companies for signage and other advertising and for tickets to sporting and other events, for which the Company contracted with the Stadium Companies prior to Mr. Huizenga's investment therein. The Company also made payments during the fiscal year ended December 31, 1993 in the aggregate of $100,000 to the Stadium Companies for scoreboard signage pursuant to a contract entered into by the Company and the Stadium Companies after Mr. Huizenga's investment therein. The Company believes that the terms of the contract for scoreboard signage are as favorable to the Company as terms which could be obtained from an unaffiliated party. The Company expects to continue to conduct business with the Stadium Companies in the future.

     In February 1993, the Company entered into an agreement with the Florida Marlins to sponsor certain events at or in connection with Florida Marlins baseball games in the 1993 through 1995 baseball seasons. The Company will pay the Florida Marlins Baseball an aggregate of $340,000 per year for these sponsorship rights. In March 1994, the sponsorship agreement was extended to include the 1996 and 1997 baseball seasons, for which the Company will pay the Florida Marlins an aggregate of $357,000 and $374,000, respectively, for sponsorship rights in such seasons. H. Wayne Huizenga, Jr., G. Harry Huizenga, Bonnie J. Hudson and Harris W. Hudson, who are Mr. Huizenga's son, father, sister and brother-in-law, respectively, are all limited partners in the Florida Marlins. Mr. Berrard also is a limited partner in the Florida Marlins. Mr. Huizenga is the majority owner thereof and the Chairman and Chief Executive Officer of Florida Marlins, Inc., its managing general partner. The Company believes that the terms of its sponsorship agreement are as favorable to the Company as terms which could be obtained from an unaffiliated party.

     In June 1993, the Company and Mr. Huizenga formed a joint venture, Panthers Investment Venture (the "Venture"), pursuant to which the Company received an option (the "Panthers Option") to acquire a 50% limited partnership interest in the Florida Panthers in exchange for the Company's guarantee of $20,000,000 bank loan to the Venture. Mr. Huizenga also has guaranteed such bank loan and has agreed to reimburse the Company for certain losses, if any, which may be incurred under the Company's guarantee. The Florida Panthers owns and operates the National Hockey League franchise in South Florida, and Mr. Huizenga is its sole limited partner and the sole shareholder of its corporate general partner. If the Company elects to exercise the Panthers Option, which is conditioned upon the Company implementing a plan to develop a sports entertainment complex in South Florida prior to June 1996, the Company would be required at the time of exercise to make an additional capital contribution to the Venture equal to the aggregate amount of costs incurred by Mr. Huizenga in capitalizing the Florida Panthers through the date of exercise. The Company believes that the terms of the transaction are more favorable to the Company than it could have obtained from an unaffiliated party.

     In August 1993, the Company entered into a contract with the Florida Panthers whereby the Company will pay an aggregate of $487,790 for advertising and sponsorship activities during the 1993-94 and 1994-95 hockey seasons. The Company believes that the terms of the contract for advertising and sponsorship activities are as favorable to the Company as terms which could be obtained from an unaffiliated party.

     During the fiscal year ended December 31, 1993, the Company received from Donovan Entertainment, Inc. ("Donovan"), a franchise owner of the Company, an aggregate of approximately $281,846 for the purchase of inventory and equipment and in payment of royalty fees. During the same period, the Company received from Dorn Video, Inc. ("Dorn"), a Florida corporation and a franchise owner of the Company, an aggregate of approximately $110,002 for the purchase of inventory and equipment and in payment of royalty fees. H. Wayne Huizenga, Jr., a son of Mr. Huizenga, is a creditor of Donovan and Dorn. The Company believes that the terms of its development and franchise agreements with Donovan and Dorn are as favorable to the Company as those with its other franchise owners, and that the terms of such agreements are substantially similar to the terms of the Company's other franchise and development agreements.

     During the fiscal year ended December 31, 1993, the Company received an aggregate of approximately $556,360 from Brevard Entertainment Corp. ("Brevard"), a Florida corporation, in payment of franchise and royalty fees and the purchase of inventory and equipment. In October 1993, Brevard acquired all of the assets of a video store which the Company acquired along with other video stores in a separate transaction, and paid certain franchise-related fees pertaining to such store, for an aggregate of $324,897. The purchase price paid by Brevard for such assets was based on an allocation of the purchase price paid by the Company for all of the video stores acquired in the separate transaction. The franchise and royalty fees paid to the Company and purchase of inventory and equipment from the Company relating to such store are also reflected in the aggregate amount of such fees and payments for the fiscal year ended December 31, 1993 presented above. Bonnie J. Hudson and Harris W. Hudson, the sister and brother-in-law of Mr. Huizenga, are shareholders in Brevard. The Company believes that the terms of its franchise and development agreement with Brevard are as favorable to the Company as those with other franchise owners and that the terms of such agreements are substantially similar to the terms of the Company's other franchise and development agreements. The Company believes that the terms of the sale of the store to Brevard were substantially similar to the terms of sales of other similarly-situated stores to other franchise owners.

     In December 1992, the Company entered into franchise and development agreements with Royal Palm Video, Inc., a Florida corporation ("Royal Palm"). During the year ended December 31, 1993, the Company received an aggregate of approximately $127,751 from Royal Palm in payment of franchise and development fees and the purchase of inventory and equipment. In February 1994, the Company entered into franchise and development agreements with Polo Video, Inc., a Florida corporation ("Polo"). In connection with the agreements with Polo, the Company received an aggregate of approximately $613,063 from Polo in payment of franchise and development fees and for the purchase of inventory and equipment.
E. Charles Pike, a brother-in-law of Mr. Huizenga, is a principal shareholder of Royal Palm and Polo. The Company believes that the terms of its franchise and development agreements with Royal Palm and Polo are as favorable to the Company as those with its other franchise owners, and that the terms of such agreements are substantially similar to the terms of the Company's other franchise and development agreements.

     On September 17, 1993, the Company and Spelling entered into a Stock Purchase Agreement pursuant to which, on October 5, 1993, Spelling sold to the Company 13,362,215 shares of Spelling's common stock for the aggregate purchase price of $100,216,612 which was paid in full by delivery of 3,652,542 shares of Common Stock. This transaction increased the Company's beneficial ownership of Spelling's common stock to 45,658,640 shares, or approximately 70.5% of Spelling's common stock issued and outstanding on such date.

     For the fiscal year ended December 31, 1993, Spelling reimbursed the Company in the aggregate amount of $380,437 for the cost of various services provided to Spelling by certain of the Company's employees. Such services included accounting, legal and tax services, as well as the services of certain officers of Spelling who were also officers of the Company. The amount reimbursed to the Company with respect to such officers represents the allocable portion of such officer's base salary and bonus paid by the Company attributable to their services provided to Spelling. Such officers did not receive separate salaries from Spelling for such services.

     During the fiscal year ended December 31, 1993, the Company paid Spelling approximately $3,100,000 for the purchase of prerecorded videocassettes in connection with the Company's home video retailing business. The Company believes that the terms of purchases of videocassettes from Spelling were as favorable to the Company as could have been obtained from an unaffiliated party. The Company expects to continue to purchase videocassettes from Spelling upon similar terms in the future.

     Effective January 1994, Spelling entered into a Credit Agreement (the "Credit Agreement") with the Company and related agreements pursuant to which the Company has agreed to advance Spelling and/or certain of its subsidiaries an aggregate of $175,000,000, consisting of term loan in the amount of $100,000,000

(the "Term Loan") and revolving loans in an aggregate principal amount of $75,000,000 (the "Revolving Loans"). The Term Loan will bear interest at a fixed rate of 6 5/8% and interest payments will be due semi-annually. Amounts borrowed and repaid pursuant to the Term Loan may not be reborrowed. The Revolving Loans will bear interest at the one, two and three month LIBOR rate (as selected by Spelling) plus 1%. Amounts borrowed and repaid pursuant to the Revolving Loans may be reborrowed from time to time up to the amount of the Revolving Loans available under the Credit Agreement. Spelling is obligated to pay an annual fee to the Company of 0.175% of the unused amount available for Revolving Loans and certain facility and administration fees. The Company believes that the terms of the Credit Agreement are comparable to the terms of similar agreements between similarly situated companies.

     In February and March, 1993, the Company purchased 2,550,000 shares, and warrants to acquire an additional 810,000 shares, of Class A common stock of Republic Pictures. Pursuant to a recapitalization undertaken in July 1993, all of Republic Pictures' Class A common stock was automatically reclassified, changed and converted into common stock of Republic Pictures. At March 1, 1994, the Company's investment in Republic Pictures represented approximately 39% of Republic Pictures' outstanding common stock, including shares subject to such warrants. H. Wayne Huizenga and Steven R. Berrard, the Company's Chairman of the Board and Chief Executive Officer and Vice Chairman of the Board, President and Chief Operating Officer, respectively, serve on the Board of Directors of Republic Pictures. Because of their positions with the company, Mr. Huizenga and Mr. Berrard may each be deemed to be beneficial owners of the shares of Republic Pictures' common stock owned by the Company. Mr. Huizenga and Mr. Berrard each disclaim beneficial ownership of such shares.

     In December 1993, Spelling entered into an Agreement and Plan of Merger (the "Spelling/Republic Agreement") with Republic Pictures and DE Acquisition Corporation, a wholly owned subsidiary of Spelling ("Merger Sub"), pursuant to which Republic Pictures will be merged with and into Merger Sub (the "Spelling/Republic Merger"), and Republic Pictures will become a wholly-owned subsidiary of Spelling. The Spelling/Republic Agreement provides that at the time the Spelling/Republic Merger becomes effective (the "Effective Time") each share of Republic Pictures' common stock outstanding immediately prior to the Effective Time will be converted into the right to receive $13.00 in cash, without interest. Options and warrants to acquire Republic Pictures' common stock outstanding immediately prior to the Effective Time will be converted into the right to receive, upon payment of the exercise price (as adjusted as set forth below), 1.6508 shares of Spelling's common stock for each share of Republic Pictures' common stock into which such option or warrant was exercisable immediately prior to the Effective Time. The exercise price of such options and warrants will be adjusted by multiplying such exercise price by 0.6058.

     The Company currently owns 2,550,000 shares of Republic Pictures' common stock and warrants to acquire an aggregate of 810,000 shares of Republic Pictures' common stock at an exercise price of $11.50 per share, which shares and warrants, as a result of the Spelling/Republic Merger, will be converted into the right to receive an aggregate of $33,150,000 and a warrant to acquire 1,377,148 shares of Spelling's common stock, respectively. The exercise price for such warrant will be $6.9667 per share. It is currently anticipated that the Spelling/Republic Merger will be consummated prior to April 30, 1994.

     Effective in May, 1993, the Company acquired all of the assets relating to six Blockbuster Video stores located in Illinois and Iowa from United Consortium, Inc., an Illinois corporation ("United"). In exchange for the purchased assets, the Company issued 229,876 shares of its Common Stock to United. John J. Melk, currently a director and at the time of the transaction a nominee for director of the Company, and his son Daniel J. Melk are the sole shareholders of United. For the period January 1, 1993 until the acquisition date, the Company received an aggregate of approximately $152,588 from United in payment of franchise and royalty fees and the purchase of inventory and equipment. The Company believes that the terms of the acquisition were substantially similar to the terms of other acquisitions of similarly situated businesses of franchise owners. The company also believes that the terms of its franchise agreement with United were as favorable to the Company as those with other franchise owners, and that the terms of such agreement were substantially similar to the Company's other franchise agreements.

     Effective August 12, 1993, the Company merged with WJB in a pooling of interests business combination. In connection with such combination, the Company issued 7,214,192 shares of Common Stock to the equity holders of WJB. As a result of such combination, the Company added 209 Blockbuster Video stores as Company-owned stores, and the Company now owns the real estate on which 51 of such Blockbuster Video stores are located. In addition, as a result of such combination, the Company now owns certain additional franchise and development rights granted by Discovery Zone to WJB. George D. Johnson, Jr., who became a director and President -- Consumer Division of the Company upon consummation of the business combination, and certain trusts for the benefit of Mr. Johnson's son and daughter were equity holders of WJB, such that each received shares of Common Stock in connection with the combination. The Company believes that the terms of the combination were substantially similar to the terms of other transactions involving similarly situated businesses of franchise owners.

     As a result of the combination with WJB, the Company became successor in interest to a property management agreement with Johnson Development Associates, Inc., a South Carolina corporation ("Johnson Development"), pursuant to which Johnson Development serves as the property manager of 51 Blockbuster Video store locates owned by the Company. George D. Johnson, Jr. is an equity holder of Johnson Development. Pursuant to the terms of the management agreement with Johnson Development, the company is obligated to make monthly payments to Johnson Development in the aggregate amount of approximately $17,000 for its services. The management agreement remains in effect until terminated by either party upon 180 days notice. The Company believes that the terms of the management agreement with Johnson Development are as favorable to the Company as it could have obtained from an unaffiliated party.

     As a result of the combination with WJB, the Company became a successor in interest to a lease agreement with Ben Hill Associates L.P. ("Ben Hill") for the use of office space located in Spartanburg, South Carolina. George D. Johnson, Jr. is general partner of Ben Hill, and a limited partnership, of which Mr. Johnson, his wife and trusts for the benefit of his children are equity holders, is its sole limited partner. Under such lease agreement, the Company is obligated to make monthly lease payments in the amount of $38,106. Such lease remains in effect until January 30, 2005. The Company believes that the terms of the lease agreement with Ben Hill are as favorable to the Company as it could have obtained from an unaffiliated party.

     In November 1993, Steven R. Berrard, Vice Chairman, President and Chief Operating Officer of the Company sold 300,000 shares of Common Stock in connection with an underwritten public offering of Common Stock conducted by the Company. Mr. Berrard sold such shares in connection with the public offering rather than in an open market transaction, in deference to concerns of Mr. Berrard and the Company that an open market sale might have adversely affected the public offering. Because of the considerable benefit to the Company resulting from Mr. Berrard's sale of shares through the public offering rather than an open market transaction, the Company determined it appropriate to put Mr. Berrard in the same financial position he would have been had he sold such shares in the open market rather than as part of the underwritten public offering. The Company therefore reimbursed Mr. Berrard $296,400, which amount represented the underwriting fee paid by Mr. Berrard in connection with the public offering minus estimated brokerage commissions and Securities and Exchange Commission fees Mr. Berrard would otherwise have paid in an open market transaction. The Company believes such payment was reasonable in light of the benefit received by the Company.

     In connection with the relocation to South Florida of Gregory K. Fairbanks, Senior Vice President, Treasurer and Chief Financial Officer of the Company, in June 1992, the Company made a secured non-interest bearing loan of $400,000 to Mr. Fairbanks, $250,000 of which has been repaid and $150,000 of which is payable on December 31, 1994.

     For the fiscal year ended December 31, 1993, the Company paid approximately $1,100,000 to Psychemedics for testing services in connection with the Company's drug screening policy. The Company believes that Psychemedics provides a less intrusive and more accurate testing service than other companies because such testing is based on the analysis of hair follicles rather than body fluids. The Company believes that Psychemedics is the only company that provides testing services based on the analysis of hair follicles. The following persons own the following percentages of Common Stock in Psychemedics at December 31, 1993, as calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934: A. Clinton Allen, III, a director of the Company, -- 9.3%; H. Wayne Huizenga, Chairman of the Board and Chief

Executive Officer of the Company, -- 12.8%; each of Mr. Huizenga's spouse, father and children, -- less than 1 percent; Donald F. Flynn, a director of the Company, -- 9.5%; Mr. Flynn's spouse, -- 3.1%; Patricia A. Flynn, trustee under trusts for the benefit of Mr. Flynn's children, -- 6.3%; John J. Melk, a director of the company, -- 12.4%; each of Mr. Melk's children, -- less than 1 percent; a trust for the benefit of Mr. Melk's children, -- 3%; John W. Croghan, a director of the Company, -- less than 1 percent; Robert A. Guerin, Senior Vice President of the Company, -- less than 1 percent; and Steven R. Berrard, Vice Chairman, President and Chief Operating Officer of the Company, -- less than 1 percent. Messrs. Allen, Flynn and Melk are directors of Psychemedics. The Company believes that the terms of its agreement with Psychemedics are as or more favorable to the Company as could have been obtained from an unaffiliated party using testing procedures substantially similar to those used by Psychemedics. The Company expects to continue to conduct business with Psychemedics in the future.

     See "Compensation Committee Interlocks and Insider Participation."

                       PROPOSAL TO INCREASE THE COMPANY'S
                       AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has declared advisable and has unanimously recommended the adoption by the stockholders of the following amendment to the Company's Certificate of Incorporation, which would increase the number of authorized shares of Common Stock from 300,000,000 to 800,000,000:

     "In order to increase the number of shares of common stock which the Company is authorized to issue, Section 4 of the Certificate of Incorporation, as amended, is hereby amended to read as follows:

     The total number of shares of common stock, $.10 par value per share, which the Corporation has the authority to issue is 800,000,000."

     The Company at present has authorized capital stock consisting of 300,000,000 shares of Common Stock, and 500,000 shares of preferred stock, $1.00 par value per share. On March 31, 1991, the Company distributed a 100% stock dividend to stockholders of record on March 8, 1991 thereby effecting a two-for-one stock split in the form of a stock dividend. In addition, approximately 8,303,000 shares were issued upon conversion of the Company's Liquid Yield Option Notes ("LYONs") due 2004, which were called for redemption by the Company in September 1993. In November 1993, the Company issued 14,650,000 shares of Common Stock in connection with a public offering. On April
   , 1994,           shares of Common Stock were outstanding and        shares
were reserved for issuance upon exercise of certain options and warrants, pursuant to the Company's stockholder investment plan and in connection with possible future acquisitions. None of the preferred shares has been issued.

     The issuance of shares of Common Stock in the stock split in 1991, the issuance of shares of Common Stock in connection with conversion of substantially all of the Company's LYONs into Common Stock prior to their redemption date and the public offering by the Company of 14,650,000 shares in November 1993 have significantly reduced the number of authorized shares available for issuance by the Company in the future. As a result, much of the flexibility gained by the 1990 amendment to the Company's Certificate of Incorporation which also increased the authorized shares of Common Stock has been lost. If the proposed amendment is adopted, 500,000,000 additional shares of Common Stock will be available for issuances by the Board of Directors without any requirement of further stockholder approval, although certain large issuances of shares may require stockholder approval to maintain the listing of the Common Stock under New York Stock Exchange listing provisions. The proposed amendment does not affect the Company's preferred stock.

     The additional shares of Common Stock might be issued to provide additional funds for working capital and capital expenditures, for other purposes including acquisitions of other businesses, in connection with various employee benefit plans and for stock dividends or stock splits. The Board of Directors believes it desirable that the Company have the flexibility of being able to issue the additional shares without further stockholder approval. However, it does not have any present plans with respect to the issuance of these additional shares except to the extent such shares may be issued under the Company's 1994 Stock Option Plan, if stockholder approval of the Company's 1994 Stock Option Plan is received. Stockholders have no preemptive rights to purchase any stock of the Company. The additional shares might be issued at such times and under such circumstances as to have a dilutive effect on earnings per share and on the equity ownership of the present holders of Common Stock.

     The Board of Directors recognizes that an increase in the number of authorized shares could also be used to preclude an attempt to effect a change in control of the Company (other than the proposed Merger with Viacom). However, the Board of Directors is not presently aware of any such attempt.

     The Board of Directors recommends approval of the proposed amendment by the stockholders. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock present or entitled to vote at the meeting is necessary to adopt the proposed amendment. Unless otherwise indicated, signed proxies which are returned in a timely manner will be voted in favor of the amendment.

            PROPOSAL TO APPROVE THE COMPANY'S 1994 STOCK OPTION PLAN

     On February 7, 1994, the Board of Directors of the Company adopted, subject to stockholder approval at the Company's Annual Meeting, the Company's 1994 Stock Option Plan. The purpose of the Company's 1994 Stock Option Plan is to offer certain present and future key employees a favorable opportunity to become holders of Common Stock, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company. As of the date of adoption of the Company's 1994 Stock Option Plan, there were approximately 3,817 employees who were eligible to participate in the Company's 1994 Stock Option Plan. Adoption of the Company's 1994 Stock Option Plan is an essential element of the Company's existing and ongoing compensation policy and the Board of Directors recommends that the Company's stockholders vote for the adoption of the Company's 1994 Stock Option Plan.

     The total number of shares of the Common Stock issuable over the term of the Company's 1994 Stock Option Plan may not exceed 15 million shares of the Common Stock; provided that the Compensation Committee may not grant to any individual options to purchase more than 4,000,000 shares of the Common Stock or more than 27% of the total number of options to purchase shares of the Common Stock granted under the Company's 1994 Stock Option Plan.

     Under the terms of the Company's 1994 Stock Option Plan, on or after February 7, 1994, the Compensation Committee of the Board of Directors of the Company, consisting of two or more directors, may grant options to key employees of the Company (including officers), subject to stockholder approval thereof. Certain such options were granted on February 7, 1994. The price at which shares of the Common Stock may be purchased pursuant to the options granted by the Compensation Committee is determined by the Compensation Committee, but will in no event be less than the fair market value of the shares at the time the option is granted. Generally, each option will be for a term of not less than five nor more than ten years from the date of grant, and will become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of the grant and with respect to an additional 25% at the end of each twelve-month period thereafter on a cumulative basis during the succeeding three years.

     The following table sets forth certain information with respect to stock options granted under the Company's 1994 Stock Option Plan as of March 18, 1994:

                                                                      NUMBER OF SECURITIES
                 NAME AND POSITION                EXERCISE PRICE   UNDERLYING OPTIONS GRANTED
    --------------------------------------------  --------------   --------------------------
    H. Wayne Huizenga,                                $25.50                  779,412
      Chairman of the Board and
      Chief Executive Officer
    Steven R. Berrard,                                 25.50                  623,530
      Vice Chairman of the Board,
      President and Chief
      Operating Officer
    Gregory K. Fairbanks,                              25.50                  157,353
      Senior Vice President,
      Treasurer and Chief
      Financial Officer
    James L. Hilmer,                                   25.50                   91,765
      Senior Vice President and
      Chief Marketing Officer
    Gerald W. B. Weber,                                25.50                   82,353
      Senior Vice President, Operations
    All executive officers, as a group,                25.50                2,556,318
      including persons named above
    All other employees, as a group                    25.50                5,135,900

     The Compensation Committee, in its discretion, may provide at the date of grant for another time or times of exercise or accelerate the exercisability of any such option subject to such terms and conditions as the Compensation Committee deems necessary and appropriate, including a requirement that the optionee grant the Company an option to repurchase all or a portion of the number of shares acquired upon exercise of the accelerated option at the option exercise price. In addition, the Compensation Committee may, at any time prior to the expiration or termination of an option previously granted, extend the term of such option for additional period as it shall, in its discretion, determine (but only insofar as the aggregate option period with respect to an option does not exceed ten years).

     Upon exercise of an option under the Company's 1994 Stock Option Plan, the exercise price for the purchased shares will be immediately payable in cash, by check, by a promissory note in a form specified by the Company payable to the Company no later than 15 business days after the date of exercise of the option, if applicable, or, if approved by Compensation Committee, in shares of the Company Common Stock valued at fair market value on the date of exercise, or by a combination of these methods. An option may be exercised only if the closing sale price per share of the Company Common Stock on the date of exercise on the stock exchange upon which the Company Common Stock is listed is equal to or greater than the option price.

     Options are not assignable or transferable other than by will or the laws of descent and distribution, or by a qualified domestic relations order, and, during the optionee's lifetime, the option may be exercised only by such optionee.

     Options granted under the Company's 1994 Stock Option Plan terminate immediately if the optionee's employment terminates for any reason other than death, disability or retirement; provided that if the Company merges with and into Viacom pursuant to the proposed Merger, then in the event an officer or employee is terminated by Viacom on or prior to the second anniversary of the effective time of the Merger (the "Effective Time"), such optionee's options shall terminate on the earlier to occur of (i) the expiration date of the options or (ii) the second anniversary of the Effective Time. Under appropriate circumstances, the Company may permit outstanding options to be exercised for a period after termination of employment but in no event after the expiration date of the option. In the event of the optionee's death or disability or retirement, the optionee or, if he is not living, the personal representative of the optionee or the optionee's estate or the person inheriting the option will have three years (or such longer period as the Compensation Committee may prescribe) after the date of the optionee's death, disability or retirement to exercise the option in full, but under no circumstances may the option be exercised after the specified expiration of the option term.

     If any option granted under the Company's 1994 Stock Option Plan expires or is terminated or cancelled unexercised as to any shares of the Common Stock, such released shares may be again be optioned (including a grant in substitution for a cancelled option).

     In the event any change is made to the Common Stock issuable under the Company's 1994 Stock Option Plan (by reason of any stock split, stock dividend, combination of shares, merger, consolidation, reorganization or other change in the capitalization of the Company), appropriate adjustments will be made as necessary to (i) the aggregate number of shares of the Common Stock and/or the kind of securities available for issuance under the Company's 1994 Stock Option Plan, (ii) the number of shares of the Common Stock and/or the kind of securities to be made the subject of each subsequent grant, (iii) the exercise price and (iv) the number of shares of the Common Stock and/or the kind of securities purchasable under each outstanding option and the exercise price payable per share so that no dilution or enlargement of benefits will occur under such option.

     In the event that the Company participates in any "Business Combination" with any "Substantial Stockholder" (as such terms are defined in the Company's Certificate of Incorporation), provided that the Substantial Stockholder is not a participant in any stock plan of the Company then in effect, an optionee under the Company's 1994 Stock Option Plan who is an officer of the Company may, during the thirty-day period following such Business Combination, require the Company to purchase from him or her any option granted under such plan at a purchase price equal to (i) the excess of the fair market value per share over the exercise price multiplied by (ii) the number of option shares specified by the optionee to be purchased by the Company. For this purpose, fair market value is the average of the highest sale price per share of the Company Common Stock as quoted on the stock exchange upon which the Company Common Stock is listed on each of the five trading days immediately preceding the date on which the optionee so notifies the Company.

     The Board of Directors may amend or discontinue the Company's 1994 Stock Option Plan at any time, provided that no such amendment may be made with the requisite approval of the stockholders of the Company if stockholder approval is required as a condition to the Company's 1994 Stock Option Plan continuing to comply with the provisions of Rule 16b-3 under the Exchange Act (or, to the extent that the Company's 1994 Stock Option Plan continues to be governed by former Rule 16b-3 of the Exchange Act, by former Rule 16b-3) or Section 162(m) of the Code.

     The Company's 1994 Stock Option Plan is subject to approval by the affirmative vote of the holders of a majority of the shares of the Company Common Stock voting in person or by proxy and entitled to vote thereon. If the Company's 1994 Stock Option Plan is so approved, it will become effective as of the date of its adoption by the Company Board. Any options granted on or after the effective date and prior to stockholder approval will be cancelled and void if the Company's 1994 Stock Option Plan is not approved by the stockholders. The Company's 1994 Stock Option Plan will terminate on the date that all shares available for issuance under the plan are issued or cancelled pursuant to the exercise or cancellation of options granted under such plan.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected by the Board of Directors, upon the recommendation of its Audit and Finance Committee, to continue to act as the Company's auditors in 1994. Representatives of Arthur Andersen & Co. will be present at the 1994 annual meeting of stockholders; they will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1993 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

     Any proposals by stockholders intended to be presented at the 1995 annual meeting must be received by the Company no later than November 29, 1994.

                                 OTHER MATTERS

     You are again urged to attend the annual meeting at which management of the Company will present a review of the Company's operations. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, telegraph, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them, and the Company has hired Corporate Investors Communications, Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $12,500 plus expenses. The entire cost of the solicitation will be borne by the Company.

     The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted for such matters in accordance with the judgment of the persons acting under the proxies.

                                          By Order of the Board of Directors

                                             THOMAS W. HAWKINS
                                           Senior Vice President,
                                            General Counsel and
                                                 Secretary

                                                                         ANNEX A

                     BLOCKBUSTER ENTERTAINMENT CORPORATION

                             1994 STOCK OPTION PLAN

     1. STATEMENT OF PURPOSE. The purpose of this Stock Option Plan (the "Plan") is to benefit Blockbuster Entertainment Corporation, a Delaware corporation (the "Company"), and its subsidiaries through the maintenance and development of their respective businesses by offering certain present and future key employees a favorable opportunity to become holders of stock in the Company over a period of years, thereby giving them a permanent stake in the growth and prosperity of the Company and encouraging the continuance of their involvement with the Company or its subsidiaries.

     2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee"), consisting of two or more outside directors (as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) appointed by the Board of Directors, whose interpretation of the terms and provisions of the Plan shall be final and conclusive. The selection of employees for participation in the Plan and all decisions concerning the timing, pricing and amount of any grant or award under the Plan shall be made solely by the Committee.

     3. ELIGIBILITY. Options shall be granted only to key employees of the Company and its subsidiaries (including officers of the Company and its subsidiaries but excluding non-employee directors of the Company) selected initially and from time to time by the Committee on the basis of their importance to the business of the Company or its subsidiaries.

     4. GRANTING OF OPTIONS. The Committee may grant options under which a total of not in excess of 15,000,000 shares of the $.10 par value common stock of the Company ("Common Stock") may be purchased from the Company, subject to adjustment as provided in Section 10; provided that the Committee may not grant to any individual options to purchase more than 4,000,000 shares of Common Stock or more than 26.67% of the total number of options to purchase shares of Common Stock granted under the Plan. Options granted under the Plan are intended not to be treated as incentive stock options as defined in Section 422 of the Code.

     In the event that an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). With respect to any individual, however, in the case of an option that is terminated or cancelled unexercised as to any shares, such released shares shall continue to count against the maximum number of shares that may be offered such individual under the Plan. Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

     Nothing contained in the Plan or in any option granted pursuant thereto shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or interfere in any way with the right of the Company or its subsidiaries to terminate his employment at any time.

     5. OPTION PRICE. The option price shall be determined by the Committee and, subject to the provisions of Section 10 hereof, shall be not less than the fair market value, at the time the option is granted, of the shares of Common Stock subject to the option.

     6. DURATION OF OPTIONS, INCREMENTS AND EXTENSIONS. Subject to the provisions of Section 8 hereof, each option shall be for such term of not less than five years nor more than ten years, as shall be determined by the Committee. Each option shall become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of its grant and with respect to each additional 25% at the end of each twelve-month period thereafter during the succeeding three years. Notwithstanding the foregoing, the Committee may in its discretion (i) specifically provide for another time or times of exercise; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Committee deems necessary and appropriate; or
(iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers) for such additional period as the Committee in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed ten years. Subject to the foregoing, all or any part of the shares to which the right to purchase has accrued may be purchased at the time of such accrual or at any time or times thereafter during the option period.

     In the event that the Company participates in any Business Combination with any Substantial Stockholder, all outstanding options shall become immediately exercisable, provided that such Substantial Stockholder is not a participant in the Plan or any other stock plan of the Company then in effect. For this purpose, the terms "Business Combination" and "Substantial Stockholder" shall have the meanings ascribed to them in the Company's Certificate of Incorporation, as now in effect or as subsequently amended. Notwithstanding any other provision in the Plan, during the period 30 days after any such Business Combination, each optionee who is an officer or a director (and also an employee) of the Company shall have the right to require the Company to purchase from him any option granted under the Plan at a purchase price equal to (i) the excess of the fair market value per share over the option price (ii) multiplied by the number of option shares specified by such individual for purchase in a written notice to the Company, attention of the Secretary. For purposes of this paragraph, "fair market value per share" shall mean the average of the highest sales price per share of the Company's Common Stock as quoted by the exchange upon which the Company's Common Stock is listed on each of the five trading days immediately preceding the date on which such individual so notifies the Company. The amount payable to each such individual by the Company shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

     7. EXERCISE OF OPTION. As a condition to the exercise of any option, the "Quoted Price" (as defined below) per share of Common Stock on the date of exercise must equal or exceed the option price referred to in Section 5 hereof. An option may be exercised by giving written notice to the Company, attention of the Secretary, specifying the number of shares to be purchased, accompanied by the full purchase price for the shares to be purchased either in cash, by check, by a promissory note in a form specified by the Company and payable to the Company no later than 15 business days after the date of exercise of the option or, if so approved by the Committee, by shares of the Common Stock of the Company or by a combination of these methods of payment. The "Quoted Price" and the per share value of Common Stock for purposes of paying the option price in accordance with the immediately preceding sentence shall equal the closing selling price per share of Common Stock on the date in question on the stock exchange upon which the Company's Common Stock is listed (the "Exchange"). The right to pay the purchase price of shares by delivery of a promissory note shall not be available to any optionee who is a person described in Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act").

     At any time of any exercise of any option, the Company may, if it shall determine it necessary or desirable for any reason, require the optionee (or his heirs, legatees, or legal representative, as the case may be) as a condition upon the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for investment and not for distribution. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the optionee upon his exercise of part or all of the option and a stop transfer order may be placed with the transfer agent. Each option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issue or purchase of shares thereunder, the option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

     At the time of the exercise of any option the Committee may require, as a condition of the exercise of such option, the optionee to (x) pay the Company an amount equal to the amount of tax the Company may be required to withhold to obtain a deduction for federal income tax purposes as a result of the exercise of such option by the optionee or (y) make such other arrangements with the Company which would enable the Company to pay such withholding tax, including, without limitation, holding back a number of shares issuable upon exercise of the option equal to the amount of such withholding tax, or permitting the optionee to deliver a promissory note in a form specified by the Committee, or
(z) a combination of the foregoing.

     8. TERMINATION OF RELATIONSHIP-EXERCISE THEREAFTER. In the event the relationship between the Company and an optionholder is terminated for any reason other than death, permanent disability or retirement such optionholder's options shall expire and all rights to purchase shares pursuant thereto shall terminate immediately; provided that if the Company merges with and into Viacom Inc. ("Viacom") pursuant to the Merger Agreement dated January 7, 1994 (as such agreement may be amended from time to time, the "Merger Agreement"), between the Company and Viacom, then in the event an optionholder is terminated by Viacom on or prior to the second anniversary of the Effective Time (as defined in the Merger Agreement), such optionholder's options shall terminate on the earlier to occur of (i) the expiration date of such options or (ii) the second anniversary of the Effective Time. The Committee may, in its sole discretion, permit any option to remain exercisable for such period after such termination as the Committee may prescribe, but in no event after the expiration date of the option. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment.

     In the event of termination of said relationship because of death, permanent disability (as that term is defined in Section 22(e)(3) of the Code, as now in effect or as subsequently amended), or retirement the option may be exercised in full, without regard to any installments established under Section 6 hereof, by the optionee or, if he is not living, by his heirs, legatees or legal representative (as the case may be) during its specified term prior to three years after the date of death, permanent disability or retirement, or such longer period as the Committee may prescribe, but in no event after the expiration date of the option.

     9. NON-TRANSFERABILITY OF OPTIONS. During the lifetime of the optionee, options shall be exercisable only by the optionee, and options shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     10. ADJUSTMENT. The number of shares subject to the Plan and to options granted under the Plan shall be adjusted as follows: (a) in the event that the outstanding shares of Common Stock of the Company is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to options granted hereunder shall be proportionately adjusted; (b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted, on an equitable basis as determined by the Committee, for each share of Common Stock then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities to which the holders of shares of Common Stock of the Company will be entitled pursuant to the transaction; and (c) in the event of any other relevant change in the capitalization of the Company, the Committee shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment the purchase price per share shall be proportionately adjusted.

     11. NO IMPAIRMENT OF RIGHTS. Nothing contained in the Plan or any option granted pursuant to the Plan shall confer upon any optionee any right to be continued in the employment of the Company or any subsidiary of the Company or interfere in any way with the right of the Company or its subsidiaries to terminate such employment and/or to remove any optionee who is a director from service on the Board of Directors of the Company at any time in accordance with the provisions of applicable law.

     12. AMENDMENT OF PLAN. The Board of Directors of the Company may amend or discontinue the Plan at any time. However, no such amendments or discontinuance shall be made without the requisite stockholder approval of the stockholders of the Company if stockholder approval is required as a condition to the Plan continuing to comply with the provisions of Rule 16b-3 (or former Rule 16b-3e to the extent that the Plan is then governed by former Rule 16b3-e) or Section 162(m) of the Code.

     13. GOVERNANCE BY RULE 16B-3. The Plan is intended to and shall be governed by Rule 16b-3 (or former Rule 16b-3e to the extent that the Plan is then governed by former Rule 16b3-e) promulgated under the 1934 Act.

     14. EFFECTIVE DATE. On February 7, 1994, this Plan was adopted and authorized by the Board of Directors of the Company for submission to the stockholders of the Company. If this Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy at a duly held stockholders' meeting, this Plan shall be deemed to have become effective on February 7, 1994. With respect to any options granted on or after such effective date and prior to stockholder approval, all such options shall be cancelled and void if this Plan is not approved by stockholders.

     BLOCKBUSTER             H. Wayne Huizenga and Steven R. Berrard, each with power of
    ENTERTAINMENT            substitution, are hereby authorized to vote all stock
     CORPORATION             which the undersigned would be entitled to vote if personally
        PROXY                present at the Annual Meeting of Stockholders of Blockbuster
                             Entertainment Corporation, to be held on Tuesday, May 24, 1994, and at any postponements or adjournments thereof as follows:

                             1. Election of Directors. Nominees: H. Wayne Huizenga, Steven R.
                                Berrard, George D. Johnson, Jr., A. Clinton
ANNUAL                          Allen, III, John W. Croghan, Donald F. Flynn and John J. Melk.
MEETING
MAY 24, 1994                    FOR all nominees listed above / /           WITHHOLD AUTHORITY
                                                                            to vote for all nominees listed above / /
THIS PROXY IS                   FOR, except the following nominee(s): / /
SOLICITED ON
BEHALF OF                       --------------------------------------------------------------------------------------
THE BOARD OF                              A vote FOR all nominees is recommended by the Board of Directors.
DIRECTORS

(Please mark this            2. Adopt the Amendment to the Company's Certificate of Incorporation.
proxy and sign and                          FOR / /          AGAINST / /          ABSTAIN / /
date it on the
reverse side hereof             A vote FOR is recommended by the Board of Directors
and return it in the
enclosed envelope).          3. Adopt the Company's 1994 Stock Option Plan.
                                            FOR / /          AGAINST / /          ABSTAIN / /

                                A vote FOR is recommended by the Board of Directors

                             4. In their discretion, on such other business as may properly come before the meeting.

                             BOTH (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR
                             THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING
                             SHALL HAVE THE POWERS CONFERRED HEREBY.



                                         (Continued from other side)
     BLOCKBUSTER             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
    ENTERTAINMENT            DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS
     CORPORATION             PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.
        PROXY
                                                      Dated                                      , 1994
                                                           --------------------------------------

                                                      -------------------------------------------------
                                                      Signature of Stockholder(s) -- please sign
                                                      name exactly as imprinted (do not print). Please
                                                      indicate any changes in address.

                                                      NOTE: Executors, administrators,
                                                      trustees and others signing in a
                                                      representative capacity should
                                                      indicate the capacity in which
                                                      they sign. If shares are held
                                                      jointly, EACH holder should sign.

                                                      I do / /  do not / / plan to
                                                      attend the meeting.

                 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.